Exhibit 5.A.1

January 14, 2021

Mr. ASO Taro

Minister of Finance,

Tokyo, Japan

Japan Bank for International Cooperation

Tokyo, Japan

Ladies and Gentlemen:

We have acted as Japanese legal counsel for Japan Bank for International Cooperation (“JBIC”) and Japan, in connection with the issue and offering by JBIC of U.S.$1,500,000,000 1.250% Guaranteed Bonds Due January 21, 2031 (the “Securities”) and the guarantee of the Securities by Japan.

We have examined all the relevant laws, orders, ordinances and other acts under which the issuance and sale of the Securities and the guarantee thereof by Japan will be authorized, in particular, (i) the provisions of the Japan Bank for International Cooperation Act (Act No. 39 of 2011, as amended) (the “JBIC Act”), (ii) the provisions of the Act Concerning Special Measures with respect to Acceptance of Foreign Capital from International Bank for Reconstruction and Development, etc. (Act No. 51 of 1953, as amended) (the “Special Measures Act”), and (iii) the latest official certificate of current matters recorded in the Commercial Register of JBIC.

We have also examined such other documents, matters and laws as we have deemed relevant.

We advise you that it is our opinion that, when the issuance of the Securities complies with the basic policy concerning the issuance of JBIC’s bonds, as amended, in respect of the fiscal year ending March 31, 2021 (the “Fiscal Year 2020”) of JBIC, duly approved by the Minister of Finance pursuant to Article 33, paragraph 4 of the JBIC Act, and the guarantee of the Securities has been duly approved by the Minister of Finance or Minister of State, Minister of Finance ad interim pursuant to Article 2 of the Special Measures Act and Article 8 of General Provisions Supplements of the General Account Supplementary Budget (No.1) of Japan for the Fiscal Year 2020, when the Securities have been executed on behalf of JBIC by either the signature or the facsimile signature of Mr. MAEDA Tadashi, Governor, JBIC, when the guarantee of the Securities by Japan has been executed on behalf of Japan by either the signature or the facsimile signature or the official seal (or the facsimile thereof) of the Minister of Finance (including when affixed by the duly designated Minister of Finance ad interim), when the Securities have been duly authenticated by MUFG Bank, Ltd., London Branch, as Fiscal Agent, under the fiscal agency agreement dated January 13, 2021 (New York City time) / January 14, 2021 (Tokyo time) (the “Fiscal Agency Agreement”) relating to the Securities, and when the Securities have been delivered and paid for, the Securities will have been duly authorized, executed, authenticated and issued by JBIC, and will constitute the valid and legally binding obligations of JBIC, entitled to the benefits provided by the Fiscal Agency Agreement, and the guarantee of the Securities by Japan will have been duly authorized in accordance with the Constitution and laws of Japan and will constitute the valid, binding, direct and unconditional general obligation of Japan, for the performance of which the full faith and credit of Japan will have been pledged.

The foregoing opinions are qualified by and subject to the limitations, set forth below:

(i)

This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties contained in the Fiscal Agency Agreement and other agreements and documents examined in connection with this opinion letter except as expressly opined herein.

(ii)

We are attorneys licensed to practice law in Japan and have acted in such capacity and we do not purport to be expert as to the laws of any jurisdiction other than Japan; accordingly, the opinions expressed above are limited to Japanese law in force as of the date hereof and based on the assumption that the Securities and the guarantee of the Securities by Japan will have been duly issued or authorized and will constitute valid and legally binding obligations of JBIC and Japan in accordance with their terms under the laws of the State of New York and we neither express nor imply any view or opinion with regard to the requirements of any jurisdiction other than Japan.

(iii)	We are expressing no opinion as to the enforceability, as distinguished from the valid and legally binding nature, of the obligation;

(iv)

In this opinion letter, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concepts described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions.

(v)	The above opinions do not cover any matters relating to tax law.

(vi)

The legality, validity and binding nature of the Fiscal Agency Agreement and the Securities and other agreements and documents examined in connection with this opinion letter, as the case may be, may be limited by the application of bankruptcy, insolvency, reorganization, civil rehabilitation, fraudulent conveyance and other similar laws relating to or affecting the rights, powers, privileges, remedies and/or interests of creditors generally.

(vii)

The legality, validity and binding nature of the Fiscal Agency Agreement and other agreements and documents are subject to and may be limited by statutes of limitation, court procedures and the full discretion of the courts to consider the public order and good morals doctrine as provided in Article 90 of the Civil Code, general principles of good faith and sincerity and the obligation to act in a reasonable manner as provided in Article 1, Paragraph 2 of the Civil Code, the abuse of rights doctrine as provided in Article 1, Paragraph 3 of the Civil Code and the public order and good morals doctrine as provided in Article 42 of Act on General Rules for Application of Laws.

(viii)	We express no opinion with respect to the availability of specific performance or injunctive relief or any provisional remedy.

(ix)

A determination or certificate as to any matter provided for in the Fiscal Agency Agreement and other agreements and documents which provides for the same to be final, conclusive or binding may be held not to be final, conclusive or binding if such determination or certificate could be shown to have an incorrect or arbitrary basis or not to have been made or given in good faith, and where any party to the Fiscal Agency Agreement or other agreements or documents is vested with any discretion or may determine any matter in its opinion, courts in Japan may require that such discretion be exercised reasonably or that such opinion be based on reasonable grounds.

(x)	The opinions expressed above are given as of the date hereof, and no obligation is undertaken to advise you of any changes in any matters set forth herein after the date hereof.

The undersigned consents to the filing of this opinion as an exhibit to an Annual Report on Form 18-K/A filed with the United States Securities and Exchange Commission on January 14, 2021.

Yours faithfully,

/s/ Mori Hamada & Matsumoto

(TN/TAI)